EXHIBIT 99.1

                                                                   [Verint logo]


CONTACTS
--------

INDUSTRY INFORMATION                                  INVESTOR RELATIONS
Jayson Schkloven                                      Alan Roden
Merritt Group                                         Verint Systems Inc.
(703) 390-1529                                        (631) 962-9304
schkloven@merrittgrp.com                              alan.roden@verint.com

                   VERINT CLOSES ACQUISITION OF MULTIVISION'S
                        NETWORKED VIDEO SECURITY BUSINESS

            Expands Verint's Presence in Growing Asia Pacific Region

Melville, NY, January 9, 2006 - Verint Systems Inc. (NASDAQ: VRNT), a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence, today announced that it has completed the acquisition of the networked video security business of MultiVision Intelligent Surveillance Limited (SGX: MVIS.SI) for approximately $51.2 million in cash, subject to certain post-closing adjustments.

Based in Hong-Kong with multiple offices throughout China, MultiVision's networked video security business provides Verint with local product development, customer support and solutions that are focused on the requirements of the Asia Pacific region. The acquisition will enable Verint to further address the demand for actionable intelligence solutions in the growing Asia Pacific region.

MultiVision's proven networked video security solutions and broad range of customers enhances Verint's global position across a number of important markets, including transportation, government and banking. MultiVision's customers in these markets include the City of Beijing, Hong Kong's Chep Lap Kok International Airport, the Ministry of Railways of the People's Republic of China, Hong Kong Mass Transit Rail and the Hunan Postal Savings Bank. MultiVision also provides Verint with a presence in the growing Asia Pacific gaming market.

"MultiVision provides Verint with a local research and development group and a strong management team for the Asia Pacific region and we look forward to adding this experienced group of managers and developers to the Verint team," said Dan Bodner, CEO and President of Verint Systems. "The combination of Verint's and MultiVision's networked video security portfolio will provide our joint customer base with a broader set of solutions and a greater global presence."

Verint's Networked Video Solutions enable government and commercial organizations to enhance the security of their facilities by networking video across multiple locations and applying advanced content analytics to extract actionable intelligence from live and stored video. By alerting security personnel to potential security threats, Verint's Networked Video Solutions are designed to help organizations prevent security breaches and improve response time.

Verint Closes Acquisition of MultiVision's
Networked Video Security Business
January 9, 2006
Page 2

ABOUT VERINT SYSTEMS INC.
Verint(R) Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). Visit us at our website www.verint.com.

Note: Certain statements concerning Verint's future revenues, earnings per share, results or prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important risks, uncertainties and other important factors that could cause actual results to differ materially include, among others: integrating the business and personnel of MultiVision, including implementation of adequate internal controls; managing our expansion in the Asia Pacific region; risks associated with significant foreign operations, including fluctuations in foreign currency exchange rates; introducing quality products on a timely basis that satisfy customer requirements and achieve market acceptance; lengthy and variable sales cycles create difficulty in forecasting the timing of revenue; aggressive competition in all of Verint's markets, which creates pricing pressure; risks that Verint's intellectual property rights may not be adequate to protect its business or that others may claim that Verint infringes upon their intellectual property rights; risks associated with integrating the business and employees of Opus; risks associated with integrating the assets and business acquired from ECtel Ltd. and RP Sicherheissysteme GMBH; risks associated with Verint's ability to retain existing personnel and recruit and retain qualified personnel in all geographies in which Verint operates; decline in information technology spending; changes in the demand for Verint's products; challenges in increasing gross margins; risks associated with changes in the competitive or regulatory environment in which Verint operates; dependence on government contracts; expected increase in Verint's effective tax rate; perception that Verint improperly handles sensitive or confidential information; inability to maintain relationships with value added resellers and systems integrators; difficulty of improving Verint's infrastructure in order to be able to continue to grow; risks associated with Comverse Technology, Inc. controlling Verint's business and affairs; and other risks described in filings with the Securities and Exchange Commission. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Verint's website at www.verint.com. Verint makes no commitment to revise or update any forward-looking statements.

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Verint, the Verint word mark, Actionable Intelligence, Powering Actionable
Intelligence, STAR-GATE, RELIANT, NEXTIVA, LORONIX, SmartSight, Lanex and ULTRA are trademarks of Verint Systems Inc. Other names may be trademarks of their respective owners.